CREDIT SUISSE                                CREDIT SUISSE FUNDS
                                             Credit Suisse Asset Management
                                             Securities, Inc., Distributor
                                             P.O. Box 55030  Phone 800 927 2874
                                             Boston
                                             Massachusetts
                                             02205-5030


                                                            August 8, 2006




Dear Shareholder:


     We recently mailed you proxy materials relating to the August 11, 2006 special meeting of shareholders of Credit Suisse Emerging Markets Fund, Inc. As of the date of this letter, we have not received your vote. If you have since submitted your vote, thank you for doing so and please disregard this notice. Otherwise, please read on.

                             YOUR VOTE IS IMPORTANT!

For the reasons set forth in the proxy materials previously mailed to you, the Board of Directors unanimously recommends that you vote in favor of the proposal and believes that the proposal is in the best interests of shareholders.

We encourage you to utilize one of the following options today for recording your vote promptly:

o    By mail, with the enclosed proxy card;

o Through the Internet, by using the Internet address located on your proxy card and following the instructions on the site;

o By touch-tone telephone, with a toll-free call to the telephone number that appears on your proxy card; or

o By faxing the enclosed proxy card to D.F. King & Co., Inc., Attn: Scott Perkins at (781) 356-4987.


     If you have any questions regarding the proposal, please feel free to call D.F. King & Co., Inc. at (800) 290-6424 between the hours of 8:00 a.m. and 10:00 p.m. Eastern Time Monday through Friday, or 11:00 a.m. to 6:00 p.m. Eastern Time on Saturday.

       It is important that your voting instructions be received promptly.


                    Credit Suisse Emerging Markets Fund, Inc.


                   YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.


CSF-LTR-1205